Exhibit 21.1

              RYAN'S FAMILY STEAK HOUSES, INC.

                 SUBSIDIARIES OF THE COMPANY

                    AS OF MARCH 30, 1999

                             Jurisdiction of     % of Stock
Name of Subsidiary           Incorporation     Owned by Parent     Status

1.Big R Procurement
     Company, Inc.                DE                100%           Active

2.Ryan's Family Steak
     Houses East, Inc.            DE                100%          Active

3.Ryan's Properties, Inc.         DE                100%          Active

4.Ryan's Capital Holding
      Corporation                 DE                100%          Inactive